EXHIBIT 15.2

November 6, 2020

To the Board of Directors and Shareholders of
PacifiCorp
Portland, Oregon

We are aware that our report dated November 6, 2020, on our review of the interim financial information of PacifiCorp and subsidiaries appearing in this Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, is incorporated by reference in Registration Statement No. 333-249044 on Form S-3.

/s/ Deloitte & Touche LLP

Portland, Oregon